Exhibit 10.1

Colegio de Escribanos del Paraguay

Public Notary:	Humberto Preda Dominguez
Location:	Ausncion
Address:	786 Iturbe St. and Fulgencio R. Moreno
Register:	802

Private Contract Between Mr. Inge Bernt Goran Ostlund and the North American Company ESM Refiners, Inc. ---In the City of Asuncion, Capital of the Republic of Paraguay, on the 10th day of November of the year 2010, between Mr. Inge Bernt Goran Ostlund, with Permanent Admission Card Nr 19.979, of Swedish nationality, single, domiciled in Nr. 538 Maria Felicidad Gonzalez St, in the city of Fernando de la Mora, from now on The Seller, on one hand and on the other, The North American Company ESM Refiners Inc, represented by its Manager Mr. Eduard Musheyev, from now on The Buyer, from North American passport Nr. 10036, domiciled in 753 Iturb St., of this capital.---Both of legal age, legally competent, agree to celebrate this contract which will regulated by the following clauses and conditions: First The Seller has requested on October 19, 2010, the corresponding permit to the Ministry of Public Works and Communications to perform prospection and survey in an area located in the Guaira Department, Oriental Region of Paraguay, said note is attached to this document and it was entered to the mentioned Ministry on October 20th, 2010 and the coordinates are according to the national letter Nr 5669 on a surface of Nine Thousand one Hundred Hectares(has 9.100); Second: Of the surface requested, the Seller assigns and transfers to the Buyer an area of 6,300 hectare according to the following coordinates: A – East 60.6000.-North 7155000.- Direction B: East 613.000.- north 7155000.- Direction E: East 613.000- North 7146000.-Direction F East 606000.- North 7146000.- Third: All the investments to be carried on the area will be under the Buyer’s Expenses. Fourth : As a payment for this transfer the Buyers pay the amount of Three Hundred Twenty Five Thousand American Dollars (US$325,000) and transfer by this act Five (5%) per cent of the stocks in the North American Company ESM Refiners Inc. to the Seller. Fifth: As well, the Buyer promises and makes himself to deliver to the Seller with out cost to him, One percent (1%) of the future extraction of metals in the present area as gold, silver, platinum, etc. Sixth: During the Exploration Stage a quantitative study will be performed in order to have the certainty of the existence of 2,000,000 ounces of gold. Seventh: If the mentioned study results that the production is less than the mentioned amount, the parties have agreed to renegotiate this contract. Considering said clauses and contiditions, the present contract is executed and make themselves to fulfill dully and legally, In witness thereof two identical copies are signed in the city and date mentioned at the beginning.